UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

JACK IN THE BOX INC.
(Name of Registrant as Specified In Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND, L.P.

THE LION FUND II, L.P.

BIGLARI HOLDINGS INC.

FIRST GUARD INSURANCE COMPANY

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

BIGLARI REINSURANCE LTD.

BIGLARI INSURANCE GROUP INC.

WESTERN SIZZLIN CORPORATION

STEAK N SHAKE INC.

SARDAR BIGLARI

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies to vote AGAINST the election of Chairman David Goebel at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Jack in the Box Inc. (the “Company”), a Delaware corporation.

On February 20, 2026, Biglari issued the following press release:

Biglari Capital: 18% decline in Jack in the Box Share Price after Q1 Earnings

Continued Deterioration of JACK’s Share Price and Operating Metrics Further
Warrants Voting Against
the Election of David Goebel

SAN ANTONIO, Feb. 20, 2026 /PRNewswire/ -- Biglari Capital Corp. (“Biglari Capital”), the largest shareholder of Jack in the Box Inc. (NasdaqGS: JACK) with a 9.86% ownership stake, today issued the following statement:

Disastrous Quarterly Results Confirm the Need for Urgent Action

For any shareholder still weighing whether Chairman Goebel’s continued presence poses a real risk, JACK’s first-quarter fiscal 2026 earnings provide the answer — in case the last 17 years were not convincing enough. The results are terrible by any measure:

•	Same-store sales declined 6.7% systemwide, a sharp deterioration from the 0.4% gain in the same period last year;
•	Adjusted EBITDA declined approx. 23% year over year; and the adjusted EBITDA margin fell to 19.5%, down 400 bps from the comparable period last year;
•	EPS from continuing operations fell to $0.75 — a decline of 54% from the same period last year.

JACK’s share price fell another 18% following the earnings announcement1.

We Believe JACK’s Board Is Incapable of Shifting Direction as Long as David Goebel Maintains Board Influence

We firmly believe these latest results are a direct consequence of the Board’s continued reliance on Mr. Goebel, whose tenure has already led to massive shareholder value destruction, declining profitability, and an increased risk of financial insolvency.

Since Mr. Goebel joined JACK’s board in 20092:

•	Shareholders have lost over $800 million in market value;
•	Meanwhile, Mr. Goebel has collected over $3.7 million in total compensation.

The value destruction is even higher since Mr. Goebel became chairman of the board in June 20203:

•	Shareholders have lost over $1.2 billion in market value;
•	Meanwhile, Mr. Goebel has collected over $1.8 million in total compensation.

Given Mr. Goebel’s disastrous performance, no true owner would approve of spending $5 million4 to defend his failed leadership and directorship.

One more year of Mr. Goebel’s leadership could cause irreparable harm.

The latest earnings report is an ominous warning sign for JACK and compelling proof of why JACK needs to move away from Mr. Goebel’s influence now.

Today’s share price is all the evidence that shareholders need to vote AGAINST Mr. Goebel, as waiting another year might just be too late.

We urge ALL shareholders to vote AGAINST the re-election of
David Goebel at the upcoming annual meeting.

If you have already voted your shares, you can still change your vote. Only your last dated vote counts.

Contact:	info@saratogaproxy.com www.saratogaproxy.com/JACK

1 Source: FactSet. Based on change in share price from Feb. 18, 2026 to Feb. 19, 2026
2 Source: Company SEC filings. FactSet, Change in market value from Dec. 16, 2008 to Feb. 18, 2026
3 Source: Company SEC filings. FactSet, Change in market value from Jun. 15, 2020 to Feb. 18, 2026
4 Source: Cost of proxy solicitation by JACK according to the Company’s SEC filings

***

Additional Information

Biglari has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit proxies to vote AGAINST Chairman David Goebel in connection with the Annual Meeting. Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari. These materials and other materials filed by Biglari with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari with the SEC are also available, without charge, by directing a request to Biglari’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.